Exhibit 10.17 - Sublicense Agreement, Termination Agreement and Promissory Note

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (“Agreement”) is being made effective as of August 19, 2008 (the “Effective Date”), by and between Nutraceutical Discoveries, Inc., a Tennessee corporation having an office at 2450 E.J. Chapman Drive, Knoxville, Tennessee 37996 (the “Licensor”), and Attitude Drinks Incorporated, a Delaware corporation having its principal office at 10415 Riverside Drive, Suite 101, Palm Beach Gardens, Florida 33410 (the “Licensee”).

W I T N E S S E T H:

A.
Pursuant to the terms and conditions of a license agreement dated August 1, 2008 (the “Primary License”) among Licensor, the University of Tennessee, and the University of Tennessee Research Foundation (the “UTRF”), Licensor has obtained exclusive rights to certain intellectual property which permits unique structure-function metabolic health and weight management claims for dairy functional beverages as more fully described in Exhibit “A” attached hereto and incorporated herein (the “Intellectual Property”).

B
Licensor has developed and/or discovered certain trade secrets, know-how, data and other information (whether or not patentable or qualifying as a trade secret) relating to the use and development of the Intellectual Property (collectively, the “Know How”).

C.
Licensee desires a license to use the Intellectual Property and the Know How (together, the “Licensed Technology”), for purposes of developing, marketing and selling to the public dairy functional beverage products based on the Licensed Technology (the “Licensee Developed Products”).

D.	Licensor desires to have the Licensed Technology so developed, marketed and sold in order that the Licensed Technology may be available for public and commercial use and benefit.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1. License.

a. Grant of License Generally.  Subject to the terms and conditions of this Agreement, Licensor hereby grants, and Licensee hereby accepts, an exclusive, non-transferrable, limited license to the Licensed Technology for the sole purpose of developing, marketing and selling the Licensee Developed Products in the United States.  Nothing in this Agreement shall be considered as conveying any license, express or implied, by estoppel or otherwise, under any patent of Licensor in countries foreign to the United States.

b. Retained Rights.  No right or license is granted by the Licensor to the Licensee under this Agreement, either expressly or by implication, except those specifically set forth herein, and the Licensor retains all rights to use the Licensed Technology for all other purposes including, without limitation, developing, marketing and/or selling to the public, either directly or through licenses with third parties, products within the United States and elsewhere in the world that are not dairy functional beverage products, and products that are dairy functional beverage products outside of the United States.

2. Term.  The initial term of this Agreement shall commence on the Effective Date and terminate on December 31, 2011 (“Initial Term”), unless earlier terminated as herein provided.  The Initial Term may be extended for consecutive one (1) year terms upon the mutual written consent of the Licensor and Licensee; provided, however, that this Agreement shall automatically extend for one (1) year after the Initial Term (the “Automatic Extension Term”) if during the Initial Term the Licensee has not breached this Agreement and has paid to Licensor either:  (i) $1,000,000 in total royalty payments as contemplated in Section 3 below, in which case Licensee shall be permitted to continue to license the Licensed Technology on an exclusive basis as provided in this Agreement; or (ii) $750,000 in total royalty payments as contemplated in Section 3 below, in which case the terms of this Agreement shall continue to apply with the exception that Licensee’s license of the Licensed Technology shall be on a non-exclusive basis only.  The Initial Term, the Automatic Extension Term (if applicable), and any other renewal terms thereafter shall be collectively referred to herein as the “Term.”

3. Royalties.

a. Generally.  During the Term, in exchange for the license granted to Licensee in Section 1 above, the Licensor shall be entitled to monthly royalty payments from Licensee equal to 5.75% of the Net Sales of any Licensee Developed Products, provided that Licensee shall pay to Licensor a minimum cash amount each month described in Section 3.c.i. (the “Minimum Monthly Cash Amount”) and shall be required to pay the Minimum Royalty Amount described in Section 3.d.

b. “Net Sales” Defined.  “Net Sales” shall be defined as the gross revenue received by Licensee from the sale of any Licensee Developed Products less:  (i) import, export, value-added, excise and sales taxes, and custom duties, all to the extent separately identified on each applicable invoice; (ii) the cost of insurance, transportation from the place of manufacture to the customer’s premises, in each case actually paid to third-party providers; (iii) normal and customary rebates, and cash and trade discounts, actually taken; and (iv) credits for returns, allowances, or trades actually allowed.

c. Payment.  Royalties computed under Section 3.a. above shall be payable partially in cash and partially in fully vested options to acquire at any time upon Licensor’s election unrestricted Licensee capital stock currently being traded on a national exchange and issued upon the terms specified in Section 3.e. below (“Licensee Stock Options”) in the following order of priority:

i. First, Licensee shall pay to Licensor the Minimum Monthly Cash Amount as follows:  (1) Beginning on March 1, 2009 and ending on December 31, 2009, the amount of $18,000 per month; (2) beginning on January 1, 2010, and ending on December 31, 2010, the amount of $17,250 per month; (3) beginning on January 1, 2011, and ending on December 31, 2011, the amount of $20,000 per month; and (4) if applicable, during the Automatic Extension Term, the amount of $23,000 per month;

1. Second, to the extent the royalty computed under Section 3.a. above for any particular month exceeds the applicable Minimum Monthly Cash Amount, the difference shall be payable 50% in cash (the “Additional Cash Amount”) and 50% in the form of Licensee Stock Options; provided however, Licensee may elect to pay all royalty monthly amounts which exceed the applicable Minimum Monthly Cash Amount wholly in cash.

All royalty amounts calculated under this Section 3 shall be due and payable on the fifth (5th) day of each month commencing on April 5th, 2009, at which time Licensee shall deliver to Licensor by wire transfer a good faith estimate of that portion of royalties required to be paid in cash hereunder. Beginning August 5, 2009, and quarterly thereafter, an exact reconciliation of the cash and Licensee Stock Options royalty due for the quarter ending approximately 35 days previous shall be computed. Any overpayment or underpayment of cash royalty due can be adjusted in the next month’s scheduled cash payment. If the Stock Options credit balance described in Section 3.e is depleted, Licensee will pay all royalty due above the cash minimum in cash. Each quarter a report is due by email to account  of the number of units of Licensee Developed Products sold, a breakdown of the type of Licensee Developed Products sold or licensed, the number of units of such Licensee Developed Products sold or licensed by Licensee, channels by major category (i.e., grocery stores, convenience stores, retail pharmacy stores, etc.) through which such Licensee Developed Products were sold, and the royalty calculation including a statement of the Stock Options credit balance and what was depleted during the reporting period,

d. Minimum Royalty Amount.  To the extent that the aggregate royalties computed under Section 3.a. above for any year during the term of this Agreement are less than the Minimum Royalty Amount, as hereinafter defined, Licensee shall, by no later than January 15 of the following year beginning on January 15, 2010, pay to Licensor the difference between the annual royalties so paid and the applicable Minimum Royalty Amount.  The “Minimum Royalty Amount” shall be defined as follows:  (i) For that period of time beginning on the Effective Date and going through the end of calendar year 2009, $462,500; (ii) for calendar year 2010 and thereafter, an amount equal to the greater of (x) the total Minimum Monthly Cash Amount for the preceding calendar year, or (y) 6.6125% of the annual Net Sales from the sale of Licensee Developed Products by the Licensee for the immediately preceding calendar year.  Any payment hereunder shall be made in accordance with the terms of Section 3.c.ii. above.

e. Options Amount.  Licensee Stock Options granted under this Section 3 shall be automatically vested in the Licensor and shall entitle the Licensor to purchase unrestricted Licensee capital stock currently being traded on a national exchange for an exercise price equal to a fixed purchase price (as applicable, the “Fixed Purchase Price”) which, except as described in Section 3.c.ii.1., shall initially be $0.65 per share and then, beginning on January 1, 2010 and for the remainder of the Term, at a price equal to the average of the high and low trading prices of such Licensees trading stock in December of the preceding calendar year, or $0.50 per share, whichever is greater.  Such options shall be exercisable in accordance with Section 5 below. Beginning January 2010 and each subsequent January during the Term, Licensee will grant a number of Stock Options (with strike price calculated as described in Section 3.e) that will credit to no more than 50% of the royalty due above the cash minimums for the year. Licensee will deliver no later than February 5 each year the Royalty options by email, documentation evidencing the grant of any Licensee Stock Options hereunder (to be immediately followed by fully executed originals of such documentation by overnight mail). These will serve as a credit balance to be reduced each month by no more than 50% of the royalty due above the cash minimum for the month. Once the credit balance of options is depleted, any more royalty due for the year above the cash minimum will be paid in cash.

4.           Other Payments.  In addition to the royalty payments provided for in Section 3 above, Licensor shall be entitled to the following:

a.           Execution of Agreement.  Upon execution of this Agreement, Licensee shall grant to Licensor Licensee Stock Options entitling Licensor to immediately purchase Three Hundred Fifty Thousand (350,000) shares of unrestricted Licensee capital stock currently being traded on a national exchange at an exercise price of $0.65 per share, exercisable in accordance with Section 5 below. This will serve as an Stock Option credit balance through December 31, 2009 in the amount of $227,500 toward the 2009 royalty minimum due of $462,500.

b.           Product Launch.  Upon the sooner of (1) Licensee raising sufficient capital to bring any Licensee Developed Product to market or (2) October 31, 2008, Licensee shall pay to Licensor in cash the sum of $55,000.

5.           Licensee Stock Options.

a.           Reserve.  Licensee shall reserve shares of its trading stock so that a sufficient amount is available for issuance to the Licensor pursuant to the Licensee Stock Options granted under this Agreement.

b.           Licensor’s Rights.  Any Licensee Stock Option granted to Licensor under this Agreement shall entitle the Licensor, in its sole discretion, to purchase the subject Licensee trading stock upon the terms and conditions provided in this Agreement and in the Grant of Option Agreement which shall be executed by Licensee at the time each Licensee Stock Option is granted hereunder in materially the same form as that attached hereto as Exhibit “B”.  Licensor may exercise any such options to purchase all or part of the optioned shares by providing Licensee three (3) days’ written notice, specifying the number of shares it wants to purchase and the proposed date of purchase.  Such options shall be exercisable at any time, both during and after the Term, for a period up to five (5) years from the date of issuance.

6.           Duties of Licensor and Licensee.

a.           Licensee.

i.           Licensee shall use reasonable best efforts to diligently and continuously commercialize the Licensed Technology.

ii.           Licensee shall further use its best efforts to bring one or more Licensee Developed Products to market through a thorough, vigorous and diligent exploitation of Licensed Technology and to continue subsequent active, diligent marketing of more Licensed Technology throughout the Term.

iii.           Licensee shall in good faith consult with, and obtain the approval of, Dr. Michael Zemel prior to modifying the formulation of any Licensed Technology for purposes of any Licensee Developed Products.

b.           Licensor.

i.           Licensor shall make available to Licensee for use on the Licensee’s website and in product literature such documentation as may be reasonably necessary to describe the scientific basis of the Licensed Technology with respect to any Licensed Product.

ii.           Licensor shall cooperate with Licensee’s marketing team to make such minor modifications to Licensed Technology as may be necessary from time to time.

iii.           Licensor shall consult with Licensee to determine methods of establishing branding for the Licensed Technology that enhances the value of the brands held by Licensee and Licensor.  Without limiting the forgoing, Licensee shall include the Licensor’s “Innutria” logo reasonably acceptable to the parties on packaging for all Licensee Developed Products.  In addition to the licenses otherwise being granted under this Agreement, Licensor grants to Licensee a limited, nonexclusive and non-sublicensable license during the Term to display the Licensor’s “Innutria” logo as contemplated in this Section 6.b.iii.  Licensor reserves the right to co-brand products in categories other than dairy functional beverage products in order to build leverage across products and markets.

7.           Royalty Reports and Auditing.

a.           Reports.  Beginning with the first sale of a Licensee Developed Product, Licensee shall make written reports (even if there are no further sales) of royalty payments due, if any, to Licensor within thirty-five (35) days after the end of each quarter. This report shall state the number, description, and aggregate Net Sales of Licensee Developed Products during such completed quarter by Licensee, its affiliates and permitted sublicensees, and resulting calculations of earned royalty payments due Licensor pursuant to Sections 3 and 4 for such completed quarter. Each such statement shall be certified by an officer of the Licensee as being true, correct and complete. Concurrent with the submission of each such report, Licensee shall pay Licensor any royalties due for the quarter covered by such report.

b.           Auditing.  Licensee agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use and other disposition of products sold or otherwise disposed of under the license granted in this Agreement. Such records will include sufficient detail to enable the royalties payable under this Agreement by Licensee to be determined. Licensee further agrees to permit its books and records to be examined by an independent certified public accountant selected by Licensor and acceptable to Licensee once per calendar year during the term of this Agreement, for the sole purpose of verifying the reports and royalty payments made by Licensee. Such examination shall be made at Licensee's place of business during ordinary business hours with at least seven (7) days prior written notice. The accountant shall report to Licensor only whether there has been a royalty underpayment and, if so, the amount thereof. Such examination is to be at the expense of Licensor except in the event that the results of the audit reveal an under-reporting of royalties due Licensor of 5% or more, in which case the audit costs shall be paid by Licensee within twenty (20) days of notice by Licensor to Licensee.

8.           Representations and Warranties.

a.           LICENSOR DISCLAIMER.  LICENSOR MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NONINFRINGEMENT), AND ASSUMES NO RESPONSIBILITIES WHATSOEVER, WITH RESPECT TO THE INTELLECTUAL PROPERTY OR KNOW-HOW OR THE USE THEREOF, OR THE MANUFACTURE, POSSESSION, USE, MARKETING, SALE, OR OTHER DISPOSITION BY LICENSOR, LICENSEE, OR ANYONE ELSE, OF THE LICENSED TECHNOLOGY OR THE LICENSEE DEVELOPED PRODUCTS OR ANY OTHER PRODUCTS OR SERVICES (INCLUDING, BUT NOT LIMITED TO, PRODUCTS MADE BY LICENSOR, AND LICENSOR SERVICES THAT ARE OR WERE FURNISHED TO LICENSEE AT ANY TIME BEFORE, ON, OR AFTER THE DATE OF THIS AGREEMENT), EXCEPT ONLY AS EXPRESSLY STATED IN THIS AGREEMENT. Without limitation of the foregoing, nothing contained in this Agreement or in any disclosure of the Licensed Technology made by or on behalf of Licensor shall be construed as extending any representation or warranty with respect to the Licensed Technology or the results to be obtained by the use of the Licensed Technology, or that anything made, used, or sold by use of the Licensed Technology or any part thereof, alone or in combination, will be free from infringement of patents of third parties. LICENSOR SHALL NOT BE LIABLE TO LICENSEE, ITS AFFILIATES, ITS SUBLICENSEES, OR ANY OTHER PARTY, REGARDLESS OF THE FORM OR THEORY OF ACTION (WHETHER CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE), FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER EXTRAORDINARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, LICENSED TECHNOLOGY, THE LICENSEE DEVELOPED PRODUCTS, OR ANY PRODUCTS OR SERVICES FURNISHED OR NOT FURNISHED BY LICENSOR, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. Licensee agrees that all warranties, if any, in connection with the sale or other disposition of any Licensed Technology (or any products made by Licensor and furnished at any time to Licensee) by Licensee, its affiliates, or its sublicensees will be made by them and will not directly or impliedly obligate Licensor.

b.           Licensor Representations.  Notwithstanding the first sentence of the Section 8.a. above, Licensor:

i.           Warrants to Licensee that subject to the Primary License, Licensor has good title to the Licensed Technology (but Licensor makes no infringement or other representations or warranties with respect thereto).

ii.           Represents that Licensor is a corporation incorporated and existing under the laws of the State of Tennessee and has the power and authority to enter into this Agreement and the right to grant all the rights described in this Agreement, including the rights to the Licensed Technology described in this Agreement.

iii.           Represents that Licensor has taken all necessary action to authorize its execution and delivery of this Agreement by the representatives of Licensor who carried out such execution and delivery, and to authorize the performance by Licensor of its obligations under this Agreement.

iv.           Represents that execution and delivery of this Agreement and its performance by Licensor will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment, or order to which Licensor is a party or by which it is bound.

v.           Represents that Licensor is not aware of any other intellectual property right owned by Licensor which has not been disclosed to Licensee and for which a license is necessary to practice the rights to the Licensed Technology as set forth in this Agreement.

c.           Licensee Representations.  Licensee represents and warrants to Licensor that:

i.           Licensee is a corporation organized and existing under the laws of the State of Delaware and has the power and authority to enter into this Agreement.

ii.           Licensee has taken all necessary action to authorize its execution and delivery of this Agreement by the representatives of Licensee who carried out such execution and delivery, and to authorize the performance by Licensee of its obligations under this Agreement.

iii.           Execution and delivery of this Agreement and its performance by Licensee will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment, or order to which Licensee is a party or by which it is bound.

9.           Indemnity.

a.           Indemnity.  Licensee agrees to indemnify and hold harmless Licensor, its directors, officers, employees, affiliates, successors and assigns from any and all costs, expenses (including reasonable attorney's fees), interest, losses, obligations, liabilities, and damages paid or liability for which is incurred by any of such parties (“Losses”), and which arise out of or are in connection with or are for the purpose of avoiding any and all claims, demands, actions, causes of action, suits, appeals, and proceedings (“Claims”), all whether groundless or not, or the settlement thereof, based on any actual or alleged injuries, damages, or liability of any kind whatsoever (including but not limited to personal injury, death, property damage, breach of warranty, or breach of contract) arising, directly or indirectly, out of any one or more of: any breach by Licensee of its representations, warranties, or agreements under this Agreement; or out of any manufacture, marketing, possession, use, sale or other disposition of Licensed Technology or the Licensee Developed Products or products furnished by Licensor to Licensee in connection with this Agreement (whether same occurs during or after the License or during or after the Term) by Licensee, its affiliates, its permitted sublicensees, or anyone claiming by, through, or under any of them; or any acquisition, possession, disclosure, or use of the Licensed Technology or any thereof, by Licensee, its affiliates, its permitted sublicensees, or anyone claiming by, through, or under any of them; or the presence of Licensee's or its affiliates' or its permitted sublicensees' officers, agents, employees, invitees, or property or any thereof on Licensor's premises, provided that the obligations of Licensee under this Section 9.a. shall not apply if the Claims and any Losses resulted in whole or in part from the intentional misconduct or gross negligence of Licensor or any other party indemnified under this Section.

b.           Defense; Settlement.  Licensee shall defend and control negotiation of settlement of any Claim, as defined in Section 9.a. above. Licensor agrees to cooperate fully in the defense of any Claim and may participate in the defense with counsel of Licensor's choosing, such separate counsel to be at Licensor's expense unless a conflict of interest exists between Licensee and Licensor with respect to the defense, in which case Licensee shall pay the reasonable fees and expenses of Licensor's separate counsel. Any settlement by which Licensor would incur any obligation or liability, whether for the payment of money, the taking of any action, the refraining from any action, or otherwise, shall require the advance written consent of Licensor, which may be withheld in the sole discretion of Licensor without relieving Licensee of any of its indemnification or other obligations under this Agreement.

c.           Insurance.  Not later than sixty (60) days before the time when Licensee, any subsidiary, or any sublicensee of Licensee shall use in humans or sell any Licensee Developed Products or any products furnished to Licensee by Licensor at any time (before, on or after the date of this Agreement) in connection with this Agreement, and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to any such use, sale or other disposition of any Licensee Developed Products or the aforesaid products furnished by Licensor (whether same occurs or exists before or after the Effective Date), Licensee will at Licensee's expense, obtain and maintain in full force and effect, comprehensive general liability insurance, including product liability insurance, protecting Licensor against all claims, suits, obligations, liabilities and damages, based upon or arising out of actual or alleged bodily injury, personal injury, death, or any other damage to or loss of persons or property, caused by any such use, sale, or other disposition. Such insurance policy or policies shall be issued by companies reasonably satisfactory to Licensor, shall name Licensor as an additional named insured, shall have limits of at least $1,000,000 per occurrence with an aggregate of $2,000,000, shall be noncancelable except upon thirty (30) days' prior written notice to Licensor, and shall provide that as to any loss covered thereby and also by any policies obtained by Licensor itself, Licensee's policies shall provide primary coverage for Licensor and Licensor' policies shall be considered excess coverage for Licensor.

d.           Certificates; Policies.  Licensee will forthwith after the obtaining of such insurance required by Section 9.a. above, obtain and deliver to Licensor certificates of and copies of, and at all times thereafter deliver without further demand replacement certificates and copies of, all such insurance policies that are in force and effect, as reasonably requested by Licensor.

10.           IP Protection.  Licensee shall cooperate in good faith with Licensor to apply for such patents or take such other measures deemed necessary by Licensor to protect the Licensor’s rights in and to the Licensed Technology.

11.           Infringement.

a.           Generally.  Each party shall give to the other party, promptly after it becomes aware of the same, written notice of any suspected infringement of the Licensed Technology. Upon receipt of any such notice, the parties will promptly consult to determine whether joint action can and will be taken by the parties with respect to such infringement. Should joint action be taken, the parties shall equally share the expense and recoveries of any such action. Should the parties fail to agree on appropriate joint action, Licensor shall have the initial right to take remedial action at its own expense and with the right to retain any recoveries. If Licensor elects not to take such action, or fails to take such action within six (6) months after the parties failed to agree on appropriate joint action, Licensee shall have the right to take remedial action at its own expense and with the right to retain any recoveries. To the extent the cooperation of the other party is required in order to prosecute any such action, including any requirement that any proceeding be instituted in the name of the other party, such party will cooperate in any reasonable manner with the party deciding to take the remedial action, at the cost of the party deciding to take such action.

b.           UTRF.  Nothing herein shall affect UTRF’s rights under the Primary License to pursue defense of the Licensed Patents.

12.           Sublicenses.  Licensee may grant sublicenses under this Agreement only upon the prior written consent of Licensor, which shall be given in Licensor’s sole and absolute discretion.

13.           Termination.

a.           By Mutual Consent.  This Agreement may be terminated by the parties at any time by mutual written consent.

b.           By Licensor.  Licensor shall have the right to terminate this Agreement and the license granted herein:

i.           Upon thirty (30) days written notice in the event that Licensee violates any provision of this Agreement including, but not limited to payment. Licensee shall be given five (5) days to cure any such breach.

ii.           In the event Licensee terminates or suspends its business; becomes subject to any bankruptcy or insolvency proceeding under federal or state statute or becomes insolvent or becomes subject to direct control by a trustee, receiver or similar authority.

Termination of the license shall be in addition to and not in lieu of any equitable remedies available to Licensor.  In the event of termination by reason of the Licensee’s failure to comply with any part of this Agreement which cannot be cured, Licensor shall have the right, at any time, upon notice to Licensee, to take immediate possession of the Licensed Technology and related documentation and all copies wherever located.

c.           By Licensee.  Licensee shall have the right to terminate this Agreement and the license granted herein upon thirty (30) days written notice in the event that Licensor violates any provision of this Agreement including, but not limited to, payments owed pursuant to Sections 3 and 4. Licensee shall be given five (5) days to cure any such breach.

d.           Return of Technology.  Within five (5) days after termination of this Agreement, Licensee will return to Licensor the Licensed Technology in the form provided by Licensor.

e.           Effect of Termination or Expiration.  Upon any termination or expiration of this Agreement:

i.           Any amounts payable to the Licensor hereunder shall continue to be payable in accordance with the terms hereof.

ii.           Licensee shall cease manufacturing and distributing any Licensee Developed Products, except to the extent necessary to sell off its work-in-progress and finished inventory of Licensee Developed Products subject to the payment of royalties on Net Sales thereof; provided that in no event shall Licensee continue to manufacture or distribute Licensee Developed Products for more than ninety (90) days following the date of termination or expiration, as the case may be (the “Sell-Off Period”).

iii.           The license granted to Licensee hereunder shall terminate, except that such license shall continue for the duration of the Sell-Off Period.

f.           Survival.  Surviving any termination or expiration are:

i.           Licensee’s obligation to pay royalties accrued or accruable;

ii.           Any cause of action or claim of Licensee or Licensor, accrued or to accrue, because of any breach or default by the other party; and

iii.           The provisions of Sections 5, 7, 8.a., 9, 10, 13, 15, 16, and 17.

g.           Limitations on Exclusivity.  In the event Licensee is unwilling or unable to meet the minimum payment requirements imposed by Section 3, Licensor shall have the additional right, upon ten (10) days’ written notice to the Licensee, to consider the license non-Exclusive and available for other licensees who compete in the dairy functional beverage product category.

14.           Assignment.  Neither party may assign this Agreement or any part of this Agreement without the express written consent of the other, which consent shall not be unreasonably withheld; provided, however, Licensor may assign this Agreement or any portion of this Agreement to an affiliate or to a successor of all or substantially all its business relating to the Licensed Technology, to the University of Tennessee, or to the UTRF without the written consent of Licensee and shall provide Licensee notice of any such assignment.

15.           Confidentiality.

a.           Each party acknowledges that it shall have access to confidential information of the other party. Each party covenants and agrees that it shall not divulge, furnish, publish or use for its benefit or for the direct or indirect benefit of any other person, whether or not for monetary gain, other than as expressly provided herein, any confidential information of the other party. Each party shall exercise a high degree of care to prevent the unauthorized dissemination, disclosure or use, other than as expressly provided herein, of any confidential information of the other party and, except as expressly provided for in this Section, shall not make or allow any disclosure of the confidential information of the other party to any other person. Each party shall restrict access to, use and disclosure of the confidential information of the other party to those of its employees, subcontractors, licensees and sublicensees, if any, requiring such access, use or disclosure and only to the extent of such requirement, and shall advise each such other person granted such access, use or disclosure that the confidential information of the other party is the proprietary property of such other party and is highly confidential and that no access, use or disclosure in respect thereof is permitted except as directly required by use thereof in connection with this Agreement. In all cases in which a party shall permit a person other than an employee of that party to have access to or use or disclosure of confidential information, such party, as a condition precedent thereto, shall obtain a confidentiality agreement in writing from such person to the effect contained herein, provided that the form of such agreement shall be reasonably acceptable to the party whose confidential information is being disclosed.

b.           The requirements of this Section 15 shall be in addition to the obligations imposed on the parties pursuant to that certain confidentiality and non-disclosure agreement executed by the parties on June 8, 2008.

16.           Attorneys Fees.  In the event of default by either party or in the event either party breaches this Agreement, the defaulting or breaching party, as the case may be, may recover all reasonable costs and expenses, including attorney fees, that shall be made or incurred by the non-defaulting or non-breaching party in enforcing the terms and conditions of this Agreement.

17.           Miscellaneous.

a.           Governing Law.  This Agreement is made under and in accordance with the laws of the State of Tennessee and the construction and performance of this Agreement shall be governed by such laws without regard to their provisions regarding choice of law.

b.           Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions, agreements and understandings of any and every nature, whether written or oral, with respect to the same matter, including, without limitation that certain term sheet dated as of July 7, 2008. There are no representations, warranties or covenants between the parties with respect to the subject matter of this Agreement, except as set forth in this Agreement.

c.           Modification.  This Agreement may not be modified or altered except by written instrument duly executed by both parties.

d.           Waiver.  None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.  The waiver or failure of Licensor to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder.

e.           Severability.  If any provision of this Agreement shall to any extent be found to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

f.           Notices. Any notice or other communication given or made pursuant to this Agreement must be in writing and shall be delivered to the party to whom intended at the address set forth above (or at such other address as such party may designate by proper notice) by personal delivery, by telecopier, by nationally recognized courier (Federal Express, DHL, etc.) or by certified or registered mail, postage prepaid, and shall be deemed given when personally delivered or sent by telecopier or two (2) business days after deposit with a courier or five (5) business days after mailing.

g.           Relationship of the Parties.  Neither this Agreement, nor any transaction under or relating to this Agreement, will be deemed to create an agency, partnership or joint venture relationship between the parties hereto.

h.           Binding Effect.  This Agreement and the license granted here will inure to the benefit of each of the parties to this Agreement, their successors and the assigns of the entire business relating thereto of each of the parties.

i.           Captions. Headings contained in this Agreement have been inserted for reference purposes only and shall not be considered part of this Agreement in construing this Agreement.

j.           All Genders and Numbers Included.  Whenever the singular or plural number, or masculine, feminine or neutral gender is used in this Agreement, it shall equally apply to, extend to and include the other.

k.           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original and which together shall constitute one instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

LICENSOR:

Nutraceutical Discoveries, Inc.,
a Tennessee corporation

By:   /s/ Curtis Jones
Name:   Curtis Jones
Title:  CEO/President

LICENSEE:

Attitude Drinks Incorporated,
a Delaware corporation

By:     /s/ Roy G. Warren
Name:    Roy G. Warren
Title:   CEO/President

EXHIBIT A

Description of Intellectual Property

Licensed Patents:

1.
US Patent Application No. 11/542,703 titled, “METHODS OF REDUCING THE PRODUCTION OF REACTIVE OXYGEN SPECIES AND METHODS OF SCREENING OR IDENTIFYING COMPOUNDS AND COMPOSITIONS THAT REDUCE THE PRODUCTION OF REACTIVE OXYGEN SPECIES”

2.	US Patent Application No. 11/543,171 titled, “DIETARY CALCIUM FOR REDUCING THE PRODUCTION OF REACTIVE OXYGEN SPECIES”

3.	PCT Application No. PCT/US06/38857 titled, “DIETARY CALCIUM FOR REDUCING THE PRODUCTION OF REACTIVE OXYGEN SPECIES”

Structure-Function Claims for Metabolic Heath:

1.           Anti-Oxidant Structure-Function Claims

-  Supports the body’s own anti-oxidant function
-  Protects against oxidative stress

2.           Anti-Inflammatory Structure-Function Claims

-  Protects against inflammatory stress
-  Promotes healthy inflammatory system balance

3.	Integrated Structure-Function Claim (incorporates immune function, oxidative stress and body composition claims)

-  Promotes metabolic health

Structure-Function Claims for Weight Management:

1.	Promotes healthy weight

2.	Promotes healthy/optimal body composition

3.	Controls body fat

4.	Helps burn fat

EXHIBIT B

Form of Grant of Option Agreement

TERMINATION AGREEMENT AND RELEASE

THIS TERMINATION AGREEMENT AND RELEASE is effective February 24, 2010, between Attitude Drinks Incorporated ("Attitude"), a Delaware corporation having an office at 10415 Riverside Drive, Suite 101, Palm Beach Gardens, Florida 33410, and Nutraceutical Discoveries, Inc. (NM"), a Tennessee corporation having an office at 2450 E.J. Chapman Drive, Knoxville, Tennessee 37996 (collectively "The Parties").

RECITALS

A.	The Parties entered into a sublicense agreement on August 19, 2008 ("Sublicense Agreement") (see Exhibit B).

B.	NDI sent to Attitude a notice of breach letter on August 14, 2009.

C.	As of September 17, 2009, the exclusive and non-exclusive right to the ingredient InnutriaTM in dairy functional beverages was relinquished by Attitude.

D.	Since that letter, The Parties have negotiated the amount that Attitude still owed to NDI.

E.	This Termination Agreement and Release is the final settlement between The Parties formally ending the Sublicense Agreement.

F.	Prior to today's date, Attitude had paid to NDI $21,000.00 of the $55,000.00 owed under Section 4(a) of the Sublicense Agreement.

G.
The Parties have agreed to terms satisfactory to both companies to release Attitude from the debt owed NDI according to the Sublicense Agreement for the minimum monthly cash payments beginning April 1, 2009 and thereafter.

TERMS

1.
Amount. Attitude will pay to NDI $34,000.00 (thirty-four thousand dollars) under the terms below and in the terms of the promissory note attached as Exhibit A ("Promissory Note"). This amount represents the balance remaining on the $55,000.00 owed NDI on October 31, 2008.

a.
Principal. Attitude shall pay this amount by paying equal payments of $4,250.00 (four-thousand two hundred fifty dollars) each month for eight months beginning payment on May 1, 2010 and continuing through December 1, 2010, until the balance of $34,000.00 is paid.

b.	Date. Each month's payment is due on the 1st of the month but no later than the 10th of each month.

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c.	Interest. Interest on the balance remaining will accumulate each month at a rate of 2% per month until the balance is paid.
i.	However, if Attitude pays by the 10th of each and every month within the schedule outlined in section 1(a), interest will be waived.

2.	Completion. Upon completion of the terms of the Promissory Note:
a.	NDI will forgive all debt incurred in the Sublicense Agreement above the original payment due of $55,000.00 under Section 4(a) of the Sublicense Agreement,
b.	NDI will consider the contract expired but paid-in-full, yet the contract will remain expired as of September 17, 2009.

3.
Default. If Attitude is unable to pay the balance of $34,000.00, plus interest, if any, according to the schedule set forth above, NDI retains the right to pursue the full amount due according to the Sublicensing Agreement through the contract expiration on September 17, 2009. In the event of any such default, Attitude will be credited with any monthly payment which it has made in determining the amount due NDI according to the Sublicensing Agreement.

4.
Release. Regardless of Attitude's compliance with Section 1, Attitude further agrees that it does hereby remise, release, acquit, satisfy, and forever discharge NDI, its subsidiaries and all of NDI's employees, directors, shareholders, insurers, reinsurers, agents, subagents and representatives (past, present and future), of and from any and all claims, demands and liabilities whatsoever, in law or in equity, which Attitude ever had, now has, or which any successor or assign hereafter can, shall or may have, against the above-named persons and entities or any of them, for, upon or by reason of any matter, cause or thing whatsoever, including, without limitation, the Sublicense Agreement or the termination thereof. It is the intent of NDI and Attitude that this be a full, complete and general release of all claims of Attitude, whether they arise under state law, federal law or otherwise.

Upon full performance of Section 1 by Attitude and payment in full of the $34,000.00 owed as represented by the Promissory Note, NDI agrees that it was thereby remise, release, acquit, satisfy, and forever discharge Attitude, its subsidiaries and all of Attitude's employees, directors, shareholders, insurers, reinsurers, agents, subagents and representatives (past, present and future), of or from any and all claims, demands and liabilities whatsoever, in law or in equity, which NDI ever had, now has, or which any successor or assign hereafter can, shall or may have, against the above-named persons and entities or any of them, for, upon or by reason of any matter, cause or thing whatsoever, including, without limitation the Sublicense Agreement, Termination Agreement and Release and Promissory Note. It is the intent of NDI and Attitude that this be a full, complete and general release of all claims of NDI, whether they arise under state law, federal law or otherwise.

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5.
Confidentiality. The Parties acknowledges that they have had access to confidential information of the other party. The Parties each covenant and agree not to divulge, furnish, publish, or use for its benefit or for the direct or indirect benefit of any other person, whether or not for monetary gain. The Parties shall exercise a high degree of care to prevent the unauthorized dissemination, disclosure or use of any confidential information of the other party, and shall not make or allow any disclosure of the confidential information of the other party to any other person The Parties shall restrict access to, use, and disclosure of the confidential information of the other party to those of its employees, subcontractors, licensees, and sub-licensees, if any, which have required such access, use, or disclosure.

6.
Non-Disparagement. The Parties shall not use the existence of this Termination Agreement and Release, the matters resolved hereby, or any other matter to disparage the reputation of the other party. In the event of the breach of this provision by either party, the non.breaching party may bring an action against the breaching party seeking the greater of actual damages or liquidated damages in the amount of $5,000. The prevailing party in any such litigation shall be paid all reasonable costs and expenses including attorney's fees, that shall be made or incurred in such an action

7.
Advice of Counsel. The Parties expressly acknowledge that they have read and understood this Termination Agreement and Release and the terms, significance, and effects of this Termination Agreement and Release. The Parties acknowledge that they have had an opportunity to consult their respective attorneys concerning this Termination Agreement and Release and that each of them understands and believes that the Termination Agreement and Release is in their best interest.

8.	Miscellaneous

a.
Governing Law. This Termination Agreement and Release is made under and in accordance with the Laws of the State of Tennessee and the construction and performance of this Agreement shall be governed by such laws with regard to their provisions regarding choice of law.

b.	Venue. Any action brought regarding this Termination Agreement and Release or the Sublicense Agreement shall be brought in Knoxville, Tennessee.

c.
Attorney's Fees. In the event of Attitude's default under the Termination Agreement and Release or Promissory Note, Attitude shall pay all reasonable costs and expenses, including attorney fees, that shall be made or incurred by NDI in enforcing the terms of each. In the event of NDI's breach under the Termination Agreement and Release, NDI shall pay all reasonable costs and expenses, including attorney fees, that shall be made or incurred by Attitude in enforcing the terms thereof

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d.
Notices. Any notice or other communication given or made pursuant to this Termination Agreement and Release must be in writing and shall be delivered to the party to whom intended at the address set forth above (or at such other address as such party may designate by proper notice) by personal delivery, by telecopier, by nationally recognized courier (Federal Express, DHL, etc.) or by certified or registered mail, postage prepaid, and shall be deemed given when personally delivered or sent by telecopier or two (2) business days after deposit with a courier or five (5) business days after mailing.

e.
Integration. The Parties declare and understand that no promises, inducements, or agreements not herein express have been made to them and that this Termination Agreement and Release, and its attachments, contains the entire agreement among the parties and that the terms of this Termination Agreement and Release, and its attachments, are contractual and not merely recital.

f.	Binding Effect. This Termination Agreement and Release will inure to the benefit of each of The Parties, their successors and the assigns of the entire business relating to each of The Parties.

g.	Modification. This Termination Agreement and Release may not be modified or altered except by written instrument duly executed by both parties.

h.
Severability. If any provision of this Termination Agreement and Release shall to any extend be found to be invalid or unenforceable, the remainder of this Termination Agreement and Release shall not be affected thereby, and any such invalid or enforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

i.
Waiver. None of the terms of this Termination Agreement and Release, and its attachments, can be waived except by written consent of the party waiving compliance The waiver or failure of NDI to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder.

j.	Counterparts. This Termination Agreement and Release, and its attachments, may be executed in counterparts, each of which will be deemed an original and which together shall constitute one instrument.

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Signed:

/s/ Roy Warren	Date:	3/1/10
Roy Warren, CEO
Attitude Drinks Incorporated
10415 Riverside Drive, Suite 101
Palm Beach Gardens, Florida 33410

/s/ Curtis Jones	Date:	2/26/10
Curtis Jones, CEO
Nutraceutical Discoveries Incorporated
2450 EJ Chapman Drive, Suite 211
Knoxville, TN 37996

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Exhibit A

PROMISSORY NOTE

FOR VALUE RECEIVED, Attitude Drinks Incorporated, a Delaware corporation, whose address is 10415 Riverside Drive, Suite 101, Palm Beach Gardens, Florida 33410, ("Maker") promises to pay to the order of Nutraceutical Discoveries, Inc., a Tennessee corporation whose address is 2450 E.J. Chapman Drive, Knoxville, Tennessee 37996, ("Payee") the sum of Thirty-Four Thousand Dollars ($34,000) together with interest on the unpaid principal balance.

1.
Payments. Maker shall pay this amount by paying equal payments of $4,250.00 (four-thousand two hundred fifty dollars) each month for eight months beginning payment on May 1, 2010 and continuing through December 1, 2010, until the balance of $34,000.00 is paid.

2.	Date. Each month's payment is due on the 1st of the month but no later than the 10th of each month.

3.	Interest. Interest shall accrue at the rate often percent (2%) per annum. Interest shall accrue hereon from the date hereof until fully paid, and shall be due and payable which each payment.

a. Waiver of Interest. If Maker pays by the 10th of each and every month within the schedule outlined in section 1, interest will be waived.

4.
Location.  Payment of principal and interest hereon shall be made at the address of Payee, or at any other place Payee designates in writing from time to time, and shall be in lawful money of the United States of America.

5.
Prepayment. This Note may be prepaid at any time, in whole or in part, without premium or penalty, but with accrued interest to the date of prepayment. All payments hereon shall be applied first to the payment of accrued interest and the balance shall be applied to principal.

6.
Acceleration of payment. The entire principal amount hereof, together will all accrued interest, shall immediately become due and payable (without demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand, all of which Maker hereby waives) if:

a. Maker has made any misrepresentation in or with respect to, or has breached any provision of, this Promissory Note;

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Exhibit A

b.	Maker fails to pay when due any installment of principal or interest on this Promissory Note and such failure continues for a period of thirty (30) days;

c.
Maker defaults in the performance of, or compliance with, any other term, provision, covenant, or condition of this Promissory Note, and the default or noncompliance is not remedied to Payee's satisfaction within thirty (30) days after Payee gives Maker written notice of the default or noncomplianc e;

d.	Maker suspends payment of its obligations, or admits in writing its inability to pay its debts generally as they become due;

e.
Maker makes an assignment for the benefit of creditors, or a trustee or receiver of Maker or of a substantial portion of its assets is appointed, and the trustee or receiver is not discharged within sixty (60) days;

f.
Any proceeding involving Maker is voluntarily commenced by Maker under any bankruptcy, reorganization, insolvency, readjustment of debt, marshalling of assets and liabilities, dissolution, or liquidation law or statute of the United States or of any state, or a proceeding of this nature is involuntarily instituted against Maker, and Maker by any action indicates its approval of, or consent to, or acquiescence in, the proceeding, or the proceeding remains undismissed for sixty (60) days; or

g.
A final judgment for the payment of money is rendered against Maker, and Maker does not discharge the judgment or procure a stay of the execution thereof within thirty (30) days after the date of entry and service of a copy of the judgment, or cause execution of the judgment to be stayed during an appeal.

7.
Costs of collection. If Maker fails to make timely the payments required hereby, Maker shall pay all costs of collection when incurred including, without limitation, attorneys' fees and expenses and court costs. Such costs will be added to the balance of principal and interest then due.

8.	Failure or delay non-waiver. Failure of the Payee or future holder hereof to assert any right contained herein, or delay in asserting any such right, shall not be deemed a waiver of that right.

9.
Waiver of defense on transfer. If this Note is transferred, assigned or pledged, Maker waives, as against the transferee, assignee or pledgee, all defenses and counterclaims of every kind and description that Maker may have against Payee.

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Exhibit A

10.
Waiver of procedural defenses. Maker waives demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand in connection with this Promissory Note.

11.
Modifications. This Promissory Note may not be changed, modified or amended, or terminated, nor may any of its provisions be waived, except by an agreement in writing signed by the party against whom enforcement thereof is sought.

12.	Choice of Law. This Promissory Note shall be govern by and construed in accordance with the laws of the state of Tennessee.

13.	Venue. Any action brought regarding this Promissory Note or the Sublicense Agreement shall be brought in Rnoxville, Tennessee.

14.
Notices. Any notice or other communication given or made pursuant to this Promissory Note must be in writing and shall be delivered to the party to whom intended at the address set forth above (or at such other address as such party may designate by proper notice) by personal delivery, by telecopier, by nationally recognized courier (Federal Express, DHL, etc.) or by certified or registered mail, postage prepaid, and shall be deemed given when personally delivered or sent by telecopier or two (2) business days after deposit with a courier or five (5) business days after mailing.

15.	Promises binding. This Promissory Note shall be binding upon Maker and Maker's successors, and assigns.

ATTITUDE DRINKS INCORPORATED By: /s/ Roy G. Warren Roy G. Warren Its Pres, CEO

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